Exhibit 99.1
Accenture Reports Second-Quarter Fiscal 2009 Results
— Company reports revenues of $5.27 billion and EPS of $0.63 —
— Operating income up 6%, to $677 million;
Operating margin expands 150 basis points, to 12.9% —
— Company updates business outlook —
NEW YORK; March 26, 2009 — Accenture (NYSE: ACN) reported financial results for the second quarter of fiscal 2009, ended Feb. 28, 2009, with net revenues of $5.27 billion, a decrease of 6 percent in U.S. dollars and an increase of 3 percent in local currency over the second quarter last year. Diluted earnings per share were $0.63.
Operating income grew 6 percent, to $677 million, and operating margin expanded 150 basis points, to 12.9 percent.
New bookings for the quarter were $5.98 billion, with consulting bookings of $3.14 billion and outsourcing bookings of $2.84 billion.
William D. Green, Accenture’s chairman & CEO, said, “We delivered a solid quarter, given an economic environment that is as challenging as any we have ever experienced. This increasingly uncertain environment is affecting business broadly and has had a dramatic impact on some of our clients. Against that backdrop, we grew revenues in local currency, grew operating income, expanded operating margin by 150 basis points and delivered solid earnings per share. We also generated significant cash flow, and our balance sheet remains exceptionally strong.
“We continue to stay relevant and responsive to our clients to help them adapt to their changing needs. We are revising our business outlook for the rest of the year to reflect the continued uncertainty in the global marketplace. That said, we continued to grow market share, and our results in the second quarter reflect our intense focus on the disciplined management of our business. We believe we are well-positioned to continue to deliver significant value to our clients and shareholders.”
Financial Review
Revenues before reimbursements (“net revenues”) for the second quarter of fiscal 2009 were $5.27 billion, compared with $5.61 billion in the second quarter of fiscal 2008, a decrease of 6 percent in U.S. dollars and an increase of 3 percent in local currency. Net revenues for the second quarter of fiscal 2009 reflect a foreign-exchange impact of negative 9 percent.
•	Consulting net revenues for the quarter were $3.03 billion, a decrease of 10 percent in U.S. dollars and 1 percent in local currency compared with the second quarter of fiscal 2008.

•	Outsourcing net revenues were $2.24 billion, a decrease of 1 percent in U.S. dollars and an increase of 9 percent in local currency compared with the second quarter of fiscal 2008.

Diluted EPS for the quarter were $0.63, compared with $0.64 in the second quarter last year.
•	EPS reflected $0.12, or 19 percent growth, from the Company’s strong operating performance, broken down as follows:
–	$0.09 from increased revenue and operating income in local currency; and

–	$0.03 from a lower share count.
•	This was partially offset by ($0.09) from a higher effective income tax rate compared with the rate in the second quarter last year, which was unusually low in that quarter due to final determinations and research and development credits.

•	The company also received a $0.02 benefit from a release of reorganization liabilities and from non-operating items, which was offset by ($0.06) from unfavorable foreign-exchange rates compared with the same period last year.
Operating income for the second quarter increased 6 percent, to $677 million, or 12.9 percent of net revenues, compared with $638 million, or 11.4 percent of net revenues, for the second quarter of fiscal 2008. This reflects an operating-margin expansion of 150 basis points, including 40 basis points from a benefit resulting from a reduction in reorganization liabilities.
Gross margin (gross profit as a percentage of net revenues) was 30.8 percent, compared with 29.5 percent for the second quarter last year, an expansion of 130 basis points.
Selling, general and administrative (SG&A) expenses for the second quarter were $958 million, or 18.2 percent of net revenues, compared with $1,009 million, or 18.0 percent of net revenues, for the second quarter last year.
The company’s effective tax rate for the second quarter was 28.1 percent. This compares with an effective tax rate of 17.8 percent for the second quarter last year, which was low due to final determinations and research and development credits recorded in that quarter.
Income before minority interest for the second quarter was $502 million, compared with $534 million for the same period of fiscal 2008, a decrease of 6 percent.
Operating cash flow for the second quarter was $631 million, and property and equipment additions were $53 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $578 million. For the same period last fiscal year, operating cash flow was $724 million; property and equipment additions were $79 million; and free cash flow was $645 million.
Accenture’s total cash balance at Feb. 28, 2009, was $2.98 billion, compared with $3.60 billion at Aug. 31, 2008. The difference includes a $383 million reduction due to foreign-exchange translations on the cash balances the company holds around the world.
Days services outstanding, or DSOs, were 33 at Feb. 28, 2009, compared with 37 at Aug. 31, 2008. Utilization for the second quarter of fiscal 2009 was 83 percent, consistent with the second quarter last year. Attrition for the quarter was 9 percent on an annualized basis, compared with 15 percent in the second quarter last year.
New Bookings
New bookings for the second quarter were $5.98 billion. This reflects a negative 8 percent foreign-currency impact when compared with new bookings in the second quarter last year.
•	Consulting new bookings were $3.14 billion, or 52 percent of total new bookings.

•	Outsourcing new bookings were $2.84 billion, or 48 percent of total new bookings.
Net Revenues by Operating Group
Since January 2009, Accenture’s consulting business, particularly systems integration and to a lesser extent management consulting, has been affected by the continuing global economic downturn. As a result, several of the company’s operating groups experienced either a decline in consulting revenues or decreased growth during the second quarter of fiscal 2009 compared with the second quarter of fiscal 2008. Accenture’s outsourcing business experienced solid growth in local currency during the second quarter of fiscal 2009 compared with the second quarter of fiscal 2008.
Net revenues by operating group for the second quarter were as follows:
•	Communications & High Tech: $1,194 million, compared with $1,339 million for the second quarter of fiscal 2008, a decrease of 11 percent in U.S. dollars and 3 percent in local currency. Consulting revenues declined 7 percent in local currency and outsourcing revenues increased 3 percent in local currency.

•	Financial Services: $1,041 million, compared with $1,209 million for the same period last year, a decrease of 14 percent in U.S. dollars and 5 percent in local currency. Consulting revenues declined 14 percent in local currency and outsourcing revenues increased 8 percent in local currency.

•	Products: $1,369 million, compared with $1,439 million for the year-ago period, a decrease of 5 percent in U.S. dollars and an increase of 5 percent in local currency. Consulting revenues declined 2 percent in local currency and outsourcing revenues increased 16 percent in local currency.

•	Public Service: $703 million, compared with $675 million for the year-ago period, an increase of 4 percent in U.S. dollars and 12 percent in local currency. Consulting revenues increased 15 percent in local currency and outsourcing revenues increased 7 percent in local currency.

•	Resources: $953 million, compared with $944 million for the same period of fiscal 2008, an increase of 1 percent in U.S. dollars and 14 percent in local currency. Consulting revenues increased 14 percent in local currency and outsourcing revenues increased 14 percent in local currency.

Net Revenues by Geographic Region
Net revenues by geographic region in the second quarter were as follows:
•	Americas: $2,298 million, compared with $2,317 million for the second quarter of fiscal 2008, a decrease of 1 percent in U.S. dollars and an increase of 4 percent in local currency.

•	Europe, Middle East and Africa (EMEA): $2,415 million, compared with $2,791 million for the second quarter of fiscal 2008, a decrease of 13 percent in U.S. dollars and an increase of 1 percent in local currency.

•	Asia Pacific: $553 million, compared with $503 million for the year-ago period, an increase of 10 percent in U.S. dollars and 13 percent in local currency.
Share Repurchase Activity
During the second quarter of fiscal 2009, Accenture repurchased or redeemed 11.0 million shares for a total of $357 million. Accenture’s total remaining share repurchase authority at Feb. 28, 2009, was approximately $1.5 billion.
At Feb. 28, 2009, Accenture had approximately 738 million total shares outstanding, including 613 million Accenture Ltd Class A common shares and minority holdings of 125 million shares (Accenture SCA Class I common shares and Accenture Canada Holding, Inc. exchangeable shares).
Business Outlook
Accenture is revising its business outlook for the remainder of fiscal 2009 to reflect the impact of the widespread global economic downturn, which has led to changing patterns of demand for its services.
Third Quarter Fiscal 2009
Accenture expects net revenues for the third quarter of fiscal 2009 to be in the range of $5.1 billion to $5.3 billion. This range assumes a foreign-exchange impact of negative 12 percent compared with the third quarter of fiscal 2008.
Fiscal Year 2009
The company’s revised business outlook for the full fiscal year assumes a foreign-exchange impact of negative 9 percent compared with fiscal 2008. The company’s previous business outlook for the full fiscal year assumed a foreign-exchange impact of negative 8 percent to negative 10 percent compared with fiscal 2008.
Accenture is now targeting new bookings for fiscal 2009 in the range of $23 billion to $25 billion. The company’s previous range was $24 billion to $27 billion.

For the full fiscal year, Accenture now expects net revenue growth to be in the range of 0 percent to 4 percent in local currency. The company’s previous range was 6 percent to 10 percent in local currency.
Accenture continues to expect operating margin for the full fiscal year to be in the range of 13.4 percent to 13.7 percent, representing a year-over-year expansion of 50-80 basis points.
The company now expects diluted EPS for the full fiscal year to be in the range of $2.60 to $2.67. The company’s previous range was $2.78 to $2.85.
Accenture now expects operating cash flow to be $2.57 billion to $2.77 billion; property and equipment additions to be $315 million; and free cash flow to be in the range of $2.25 billion to $2.45 billion. The company’s previous outlook was $2.8 billion to $3.0 billion for operating cash flow; $370 million for property and equipment additions; and $2.4 billion to $2.6 billion for free cash flow.
The company continues to expect its annual effective tax rate to be in the range of 29 percent to 31 percent.
Conference Call and Webcast Details
Accenture will host a conference call at 4:30 p.m. EDT today to discuss its second-quarter fiscal 2009 financial results. To participate, please dial +1 (800) 230-1059 [+1 (612) 234-9959 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture website at www.accenture.com.
A replay and podcast of the conference call will be available on the Investor Relations section of the Accenture website beginning at 7:00 p.m. EDT today, Thursday, March 26, and continuing until Wednesday, June 24, 2009. The replay will also be available via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering access code 990690 from 7:00 p.m. EDT today, Thursday, March 26, through 11:59 p.m. EDT Thursday, April 9, 2009.
About Accenture
Accenture is a global management consulting, technology services and outsourcing company. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. With more than 181,000 people serving clients in over 120 countries, the company generated net revenues of US$23.39 billion for the fiscal year ended Aug. 31, 2008. Its home page is www.accenture.com.

Non-GAAP Financial Information
This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that these non-GAAP financial measures are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.
Forward-Looking Statements
Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These include, without limitation, risks that: our results of operations could be adversely affected by economic and political conditions and the effects of these conditions on our clients’ businesses and levels of business activity; our results of operations could be negatively affected if we cannot expand and develop our services and solutions in response to changes in technology and client demand; the consulting, systems integration and technology and outsourcing markets are highly competitive and we might not be able to compete effectively; our work with government clients exposes us to additional risks in the government contracting environment; clients may not be satisfied with our services; liabilities could arise if our subcontractors or other third parties cannot deliver their project contributions on time or at all; our results of operations could be adversely affected if our clients terminate their contracts with us on short notice; our outsourcing services subject us to operational and financial risk; our results of operations may be adversely affected by the type and level of technology spending by our clients; our profitability may suffer if we are not able to maintain favorable pricing rates and utilization rates, if we cannot control our costs, or if we cannot anticipate the cost and complexity of performing our work; our business could be negatively affected by legal liability that results from our providing solutions or services; our global operations are subject to complex risks, some of which might be beyond our control; our growth and our ability to compete may be adversely affected if we cannot attract, retain and motivate our employees or efficiently utilize their skills; our business may be adversely affected if we cannot manage the organizational challenges associated with the size and expansion of our company; new tax legislation or interpretations could lead to an increase in our tax burden; negative publicity related to Bermuda companies could affect our relationships with our clients; consolidation in the industries that we serve could adversely affect our business; our ability to attract and retain business may depend on our reputation in the marketplace; the share price of Accenture Ltd Class A common shares could be adversely affected by sales, or the anticipation of future sales, of Class A common shares held by our employees and former employees; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this press release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.
###
Contact:
Roxanne Taylor
Accenture
+1 (917) 452-5106
roxanne.taylor@accenture.com

ACCENTURE LTD
CONSOLIDATED INCOME STATEMENTS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	For the Three Months Ended				For the Six Months Ended
	February 28,	% of Net	February 29,	% of Net	February 28,	% of Net	February 29,	% of Net
	2009	Revenues	2008	Revenues	2009	Revenues	2008	Revenues
REVENUES:
Revenues before reimbursements (“Net revenues”)	$5,266,324	100%	$5,611,314	100%	$11,285,821	100%	$11,285,227	100%
Reimbursements	391,239		446,309		842,350		874,353

Revenues	5,657,563		6,057,623		12,128,171		12,159,580
OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	3,643,999	69.2%	3,958,264	70.5%	7,775,688	68.9%	7,927,100	70.2%
Reimbursable expenses	391,239		446,309		842,350		874,353

Cost of services	4,035,238		4,404,573		8,618,038		8,801,453
Sales and marketing	519,226	9.9%	539,303	9.6%	1,082,418	9.6%	1,059,701	9.4%
General and administrative costs	438,641	8.3%	469,879	8.4%	945,380	8.4%	919,836	8.1%
Reorganization (benefits) costs, net	(13,009)		5,811		(9,904)		14,134

Total operating expenses	4,980,096		5,419,566		10,635,932		10,795,124

OPERATING INCOME	677,467	12.9%	638,057	11.4%	1,492,239	13.2%	1,364,456	12.1%

(Loss) gain on investments, net	(119)		803		1,241		6,274
Interest income	11,155		24,110		33,351		61,890
Interest expense	(3,214)		(7,684)		(6,614)		(13,082)
Other income (expense), net	13,673		(5,708)		(12,734)		3,529

INCOME BEFORE INCOME TAXES	698,962	13.3%	649,578	11.6%	1,507,483	13.4%	1,423,067	12.6%
Provision for income taxes	196,554		115,782		411,842		383,713

INCOME BEFORE MINORITY INTEREST	502,408	9.5%	533,796	9.5%	1,095,641	9.7%	1,039,354	9.2%

Minority interest in Accenture SCA and Accenture Canada Holdings Inc.	(87,335)		(123,850)		(195,468)		(243,663)
Minority interest — other (1)	(3,637)		(3,389)		(8,871)		(7,849)

NET INCOME	$411,436	7.8%	$406,557	7.2%	$891,302	7.9%	$787,842	7.0%

CALCULATION OF EARNINGS PER SHARE:
Net income	$411,436		$406,557		$891,302		$787,842
Minority interest in Accenture SCA and Accenture Canada Holdings Inc. (2)	87,335		123,850		195,468		243,663

Net income for diluted earnings per share calculation	$498,771		$530,407		$1,086,770		$1,031,505

EARNINGS PER SHARE:
— Basic	$0.66		$0.67		$1.43		$1.29
— Diluted	$0.63		$0.64		$1.37		$1.24
WEIGHTED AVERAGE SHARES:
— Basic	620,461,500		608,472,725		621,322,235		610,116,498
— Diluted	786,369,122		828,811,701		791,751,686		834,479,356
Cash dividends per share	$—		$—		$0.50		$0.42

(1)	Minority interest — other is comprised primarily of minority interest attributable to the minority shareholders of Avanade Inc.

(2)	Diluted earnings per share assumes the redemption and exchange of all Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares, respectively, for Accenture Ltd Class A common shares on a one-for-one basis.

ACCENTURE LTD
SUMMARY OF REVENUES
(In thousands of U.S. dollars)
(Unaudited)

				Percent
			Percent	Increase
	For the Three Months Ended		Increase	(Decrease)
	February 28,	February 29,	(Decrease)	Local
	2009	2008	US$	Currency
OPERATING GROUPS
Communications & High Tech	$1,193,656	$1,339,411	(11%)	(3%)
Financial Services	1,040,705	1,209,223	(14%)	(5%)
Products	1,369,129	1,439,002	(5%)	5%
Public Service	702,548	674,520	4%	12%
Resources	953,267	943,595	1%	14%
Other	7,019	5,563	n/m	n/m

TOTAL Net Revenues	5,266,324	5,611,314	(6%)	3%
Reimbursements	391,239	446,309	(12%)

TOTAL REVENUES	$5,657,563	$6,057,623	(7%)

GEOGRAPHY
Americas	$2,298,382	$2,317,367	(1%)	4%
EMEA	2,414,595	2,790,829	(13%)	1%
Asia Pacific	553,347	503,118	10%	13%

TOTAL Net Revenues	$5,266,324	$5,611,314	(6%)	3%

TYPE OF WORK
Consulting	$3,030,048	$3,351,461	(10%)	(1%)
Outsourcing	2,236,276	2,259,853	(1%)	9%

TOTAL Net Revenues	$5,266,324	$5,611,314	(6%)	3%

				Percent
			Percent	Increase
	For the Six Months Ended		Increase	(Decrease)
	February 28,	February 29,	(Decrease)	Local
	2009	2008	US$	Currency
OPERATING GROUPS
Communications & High Tech	$2,557,474	$2,651,143	(4%)	2%
Financial Services	2,278,783	2,453,193	(7%)	(2%)
Products	2,936,521	2,911,858	1%	7%
Public Service	1,463,452	1,383,482	6%	11%
Resources	2,032,495	1,874,557	8%	17%
Other	17,096	10,994	n/m	n/m

TOTAL Net Revenues	11,285,821	11,285,227	0%	6%
Reimbursements	842,350	874,353	(4%)

TOTAL REVENUES	$12,128,171	$12,159,580	0%

GEOGRAPHY
Americas	$4,874,760	$4,642,588	5%	8%
EMEA	5,287,681	5,674,158	(7%)	3%
Asia Pacific	1,123,380	968,481	16%	19%

TOTAL Net Revenues	$11,285,821	$11,285,227	0%	6%

TYPE OF WORK
Consulting	$6,687,223	$6,810,047	(2%)	4%
Outsourcing	4,598,598	4,475,180	3%	9%

TOTAL Net Revenues	$11,285,821	$11,285,227	0%	6%

n/m	= not meaningful

ACCENTURE LTD
OPERATING INCOME BY OPERATING GROUP
(In thousands of U.S. dollars)
(Unaudited)

	For the Three Months Ended
	February 28, 2009		February 29, 2008
	Operating	Operating	Operating	Operating	Increase
OPERATING GROUPS	Income	Margin	Income	Margin	(Decrease)
Communications & High Tech	$152,152	13%	$184,926	14%	$(32,774)
Financial Services	96,168	9%	142,792	12%	(46,624)
Products	179,911	13%	161,806	11%	18,105
Public Service	100,375	14%	22,443	3%	77,932
Resources	148,861	16%	126,090	13%	22,771

Total	$677,467	12.9%	$638,057	11.4%	$39,410

	For the Six Months Ended
	February 28, 2009		February 29, 2008
	Operating	Operating	Operating	Operating	Increase
OPERATING GROUPS	Income	Margin	Income	Margin	(Decrease)
Communications & High Tech	$331,308	13%	$312,958	12%	$18,350
Financial Services	253,407	11%	322,316	13%	(68,909)
Products	404,975	14%	380,931	13%	24,044
Public Service	191,426	13%	90,821	7%	100,605
Resources	311,123	15%	257,430	14%	53,693

Total	$1,492,239	13.2%	$1,364,456	12.1%	$127,783

ACCENTURE LTD
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)

	February 28, 2009	August 31, 2008
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,978,000	$3,602,760
Short-term investments	13,450	20,282
Receivables from clients, net	2,386,780	2,996,815
Unbilled services, net	1,239,278	1,518,580
Other current assets	909,440	1,020,691

Total current assets	7,526,948	9,159,128

NON-CURRENT ASSETS:
Unbilled services, net	28,584	43,627
Investments	11,846	19,034
Property and equipment, net	708,643	800,164
Other non-current assets	2,281,338	2,376,572

Total non-current assets	3,030,411	3,239,397

TOTAL ASSETS	$10,557,359	$12,398,525

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$1,021	$6,570
Accounts payable	716,466	1,017,227
Deferred revenues	1,550,207	1,810,661
Accrued payroll and related benefits	2,088,672	2,809,196
Other accrued liabilities	1,104,252	1,204,224

Total current liabilities	5,460,618	6,847,878

NON-CURRENT LIABILITIES:
Long-term debt	529	1,708
Other non-current liabilities	2,189,152	2,356,264

Total non-current liabilities	2,189,681	2,357,972

MINORITY INTEREST	521,154	652,169

SHAREHOLDERS’ EQUITY	2,385,906	2,540,506

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,557,359	$12,398,525

ACCENTURE LTD
CONSOLIDATED CASH FLOWS STATEMENTS
(In thousands of U.S. dollars)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	February 28,	February 29,	February 28,	February 29,
	2009	2008	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$411,436	$406,557	$891,302	$787,842
Depreciation, amortization and asset impairments	135,069	111,045	254,632	236,213
Share-based compensation expense	134,977	104,904	222,100	176,921
Minority interest	90,972	127,239	204,339	251,512
Change in assets and liabilities/Other, net	(141,817)	(25,751)	(473,604)	(759,965)

Net cash provided by operating activities	630,637	723,994	1,098,769	692,523

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(52,613)	(78,538)	(124,489)	(167,318)
Purchases of businesses and investments, net of cash acquired	(1,499)	(145,243)	(2,806)	(197,618)
Other investing, net	881	84,378	14,291	188,130

Net cash used in investing activities	(53,231)	(139,403)	(113,004)	(176,806)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common shares	80,690	53,130	212,287	202,168
Purchases of common shares	(356,819)	(549,243)	(1,046,771)	(1,168,417)
Cash dividends paid	—	—	(378,446)	(333,685)
Other financing, net	(23,820)	(16,060)	(14,939)	(3,585)

Net cash used in financing activities	(299,949)	(512,173)	(1,227,869)	(1,303,519)
Effect of exchange rate changes on cash and cash equivalents	(82,418)	39,348	(382,656)	57,545

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	195,039	111,766	(624,760)	(730,257)

CASH AND CASH EQUIVALENTS, beginning of period	2,782,961	2,472,373	3,602,760	3,314,396

CASH AND CASH EQUIVALENTS, end of period	$2,978,000	$2,584,139	$2,978,000	$2,584,139